STOCKHOLDER AGREEMENT

This Stockholder Agreement (this "Agreement") is dated as of JUN 25, 2025 by and among FINE MULLIGANS, INC. (the "Corporation"), a Delaware corporation having its registered office at 300 Creek View Road, Suite 209, Newark, DE 19711, Paresh Govan [or an entity formed by Paresh Govan to hold his shares] ("**Paresh Govan**"), having an address at 2550 Pleasant Hill Road, Suite 117,Duluth GA 30096; Young Woo, having an address at and 2550 Pleasant Hill Road, Suite 117, Duluth, GA 30096; and such other Person(s) that become a party to this Agreement hereafter (each a "**Stockholder**" and collectively the "**Stockholders**").

WITNESSETH

WHEREAS, the Company's authorized capital stock consists of 60,000,000 shares of Class A Common Stock, 9,600,00 shares of which are currently issued and outstanding, 20,000,000 shares of Class B Common Stock, 0 shares of which are currently issued and outstanding, and 20,000,000 shares of Preferred Stock, 0 shares of which are currently issued and outstanding (collectively, the "Capital Stock"); and

WHEREAS, the Stockholders own all of the issued and outstanding shares of Capital Stock, in the amounts set forth on Schedule A hereto; and

WHEREAS, the Stockholders and the Company desire to regulate the management of the Company, the transfer of the shares of Capital Stock and other Equity Securities of the Company now owned or hereafter acquired by the Stockholders, the purchase by the Company and/or the Stockholders of the Shares in certain circumstances and certain other matters relating to the Company, all in accordance with the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants set forth herein, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

"Affiliate" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term "control" as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

"Board" means the Board of Directors of the Company.

"Cause" means removal of a director because of such director's (i) willful and continued failure substantially to perform his duties with the Company in his established position, (ii) willful conduct which is injurious to the Company or any of its subsidiaries, monetarily or otherwise, (iii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, (iv) abuse of illegal drugs or other controlled substances or habitual intoxication or (v) willful breach of this Agreement.

"Certificate of Incorporation" means the Certificate of Incorporation of the Company, as amended from time to time.

"Capital Stock" means the shares of Class A Common Stock, par value $0.00001 per share, Class B Common Stock, par value $0.00001 per share, and Preferred Stock, par value $0.00001 per share.

"Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"Equity Securities" means equity securities of any kind, including any warrants, options or other rights to acquire equity securities, convertible Equity Securities and debt securities convertible into Equity Securities.

"Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

"Outstanding" with respect to the Shares or the shares of capital stock, means, as of any date of determination, Shares or shares of capital stock of that have been issued on or prior to such date (other than Shares redeemed, repurchased or otherwise reacquired by the Company on or prior to such date).

"Permitted Transferee" means a Transfer (i) in the case of a Stockholder who is a natural Person, to any one or more of a Stockholder's spouse, lineal relatives (including adopted descendants) and the spouses of lineal descendants ("Related Persons") or trusts, limited liability companies, corporations or family partnerships, a majority of the legal interests in which are owned by such Stockholder or a Stockholder's Related Persons ("Related Entities"), (ii) in the case of any Stockholder that is a partnership or limited liability company, to the general partners, partners, managers, members or any such Person's Affiliates, (iii) in the case of any Stockholder who is a partner of an investment partnership, as a capital contribution to such partnership, subject to the approval of the Board, (iv) in the case of any Stockholder that is a corporation, to the directors and executive officers of such corporation or to any stockholder of such corporation or any Affiliate or Related Entities of such Stockholder, (v) to directors, officers or employees of the Company or its subsidiaries or (vi) to any financial institution pursuant to a *bona fide* loan transaction; provided, however, no Transfer shall be made to any Person that may be deemed a competitor of the Company (as determined by the Board in its absolute discretion) without the consent of the Board.

"Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

"Pro Rata Number" means a number of Shares equal to the product of (i) the total number of the Shares owned by a Stockholder and (ii) a fraction the numerator of which shall be the total number of the Shares owned by such Stockholder and the denominator of which shall be the total number of the Shares owned by all Stockholders having the right to purchase or sell, as the case may be, in accordance with Article IV.

"Public Offering" means an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Capital Stock for the account of the Company to the public generally and in which the aggregate net proceeds to the Company are not less than $25,000,000, and as a result of which shares of Capital Stock are designated for trading on The New York Stock Exchange, The American Stock Exchange or the Nasdaq National Market and the pre-offering value of the Company is not less than $95,000,000.

"Restricted Shares" means all Shares other than (i) Shares that have been registered under an effective registration pursuant to the Securities Act, (ii) Shares with respect to which a sale has been

made in reliance on and in accordance with Rule 144 under the Securities Act or (iii) Shares with respect to which the holder thereof shall have delivered to the Company either (x) an opinion, in form and substance satisfactory to the Company, of counsel, who shall be reasonably satisfactory to the Company, or (y) a "no-action" letter from the Securities and Exchange Commission to the effect that subsequent transfers of such Shares may be effected without registration under the Securities Act.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

"Shares" means all shares of Capital Stock owned or held of record by a Stockholder, together with all Equity Securities of the Company (or any successor or assign of the Company) received on account of ownership of such Capital Stock, including any and all securities issued in connection with any merger, consolidation, reclassification, stock dividend, stock split, recapitalization or similar transaction in respect thereof.

"Third Party" means any Person other than the Stockholders or any Affiliates of the Stockholders.

"Transfer" means any sale, assignment, transfer, distribution or other disposition of Shares or of a participation therein, whether voluntary or by operation of Law.

2. Representations of the Stockholders.

Each Stockholder represents to and agrees with the other Stockholders that (i) such Stockholder is the legal holder and beneficial owner of the Shares set forth opposite such Stockholder's name on Exhibit A hereto, (ii) such Shares and the Shares hereafter acquired by such Stockholder will be owned free and clear of all Encumbrances other than restrictions on transfer under this Agreement except as otherwise created or permitted by this Agreement and applicable federal and state securities laws, (iii) such Stockholder has not entered into, and agrees that such Stockholder will not enter into, any other agreement or arrangement the performance of which would in any manner conflict with, restrict or be inconsistent with the performance of such Stockholder's obligations under this Agreement and (v) this Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

3. Corporate Governance and Related Matters.

(a) The parties hereto confirm that it is their intention that the business and affairs of the Company shall be managed by the Board. The Board shall have the powers and authority set forth in the By-Laws and as provided by Delaware Law.

(b) To the extent permitted by applicable Law, each Stockholder agrees to use commercially reasonable efforts to take any and all action necessary, including, without limitation, the voting of, or the execution of consents with respect to, their Shares, the calling of special meetings of stockholders, the amendment of agreements and designations to the Board, the attending of meetings and the amendment of the Company's Certificate of Incorporation and By-Laws, to cause the size of the Board to be maintained at no less than two (2) members, with such directors selected in accordance with Section 3(c) hereof.

(c) Paresh Govan and each Stockholder hereby agree to vote the Shares owned or controlled by such Stockholder in accordance with the Certificate of Incorporation, and to use such Stockholder's best efforts to cause such Stockholder's Affiliates to vote their Shares, or execute consents with respect to their Shares, so as to elect, and to take all other action required to elect, as directors of

the Company:

(i) a total of five (5) persons designated by Paresh Govan, one of whom shall initially be Paresh Govan and one of whom shall initially be Young Woo; and

(ii) the remaining three (3) persons shall be designated by Paresh Govan from time to time, in his sole discretion.

(d) Each Stockholder agrees that if, at any time, such Stockholder is then entitled to vote for the removal of directors of the Company, he will not vote any the Shares owned or controlled by such Stockholder in favor of the removal of any director who shall have been designated or nominated pursuant to Section 3(c) unless such removal shall be for Cause or the Person(s) entitled to designate or nominate such director shall have consented to such removal in writing, provided that if the Persons entitled to designate or nominate any director pursuant to Section 3(c) shall request the removal, with or without Cause, of such director in writing, such Stockholder shall vote such Stockholder's Shares, and shall use such Stockholder's commercially reasonable efforts (without requiring the expenditure of funds) to cause such Stockholder's Affiliates to vote such Affiliates' Shares, in favor of such removal.

(e) If, as a result of death, disability, retirement, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board:

(i) the Person(s) entitled under Section 3(c) to designate or nominate such director whose death, disability, retirement, resignation or removal resulted in such vacancy, may, subject to the provisions of Section 3(c), designate another individual (the "**Nominee**") to fill such vacancy and serve as a director of the Company; and

(ii) each Stockholder then entitled to vote for the election of the Nominee as a director of the Company agrees that such Stockholder will vote such Stockholder's Shares, and shall use such Stockholder's reasonable efforts to cause its Affiliates to vote its shares, or execute a written consent, as the case may be, in order to ensure that the Nominee is elected to the Board.

(f) The right to designate one or more members of the Board by any Stockholder (or group of Stockholders) pursuant to this Section 3 shall terminate at such time that the ownership of shares by such Stockholder (or group of Stockholders) is less than 5% of the Outstanding Equity Securities on a fully diluted basis (inclusive of (i) any options, warrants or shares of Preferred Stock owned by such Stockholder and any Affiliate of such Stockholder). The obligations imposed on the Stockholders to give effect to the rights to designate directors set forth in Section 3(c) shall terminate as to any Person when such Person's right to designate a director is terminated.

(g) Notwithstanding anything in this Section 3 to the contrary, the Company shall not take any of the following actions or decisions without the approval of a majority of the Board of Directors and, to the extent that Stockholders' approval may be required, the approval of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the shares entitled to vote pursuant to the Certificate of Incorporation:

(i) the entering into a transaction or series of related transactions, including the acquisition of a business through the purchase of stock, assets, merger or otherwise, requiring an investment by the Company or its subsidiaries of $1,000,000 or more;

(ii) conducting a Public Offering;

(iii) the sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company, including a sale of stock, assets, merger or otherwise;

(iv) entering into any transaction, including employment agreements or increases in salary, with any Affiliate of the Company or any employee, officer, director or beneficial owner of two percent (2%) or more of the Outstanding Shares or any Affiliate of any of the foregoing other than on an arm's-length basis and on terms no more favorable than those which could be obtained from a Third Party;

(v) recapitalizing the Company, or entering into any other arrangement which has the effect of reclassifying or altering the relative rights of the existing stockholders of the Company as to each other;

(vi) entering into any line of business that is not complementary or associated with the conduct of a golf-oriented entertainment business; or

(vii) amending any provision of the Certificate of Incorporation of the Company or By-Laws of the Company in any way that adversely effects any of the Stockholders or the relative rights of one Stockholders in a manner different than any other Stockholder.

(h) The Certificate of Incorporation and the ByLaws, as the case may be, of the Company, copies of which are attached hereto as Exhibits A and B, shall contain such provisions as shall be consistent with and permit the effectuation of the provisions of this Section 3, and the parties hereto agree to take all such action as may be required from time to time to amend, if necessary, the Certificate of Incorporation and/or the ByLaws accordingly. Each of the Stockholders hereby agrees to take such action (including, without limitation, to vote his or its shares, and to vote as a director or cause its director designees to vote as a director) to effectuate the foregoing provisions of this Section 3.

4. Restrictions on Transfers of Shares.

4.1 General Restriction.

(a) No Stockholder shall, directly or indirectly, make or solicit any Transfer of, or create, incur, suffer or assume any Encumbrance with respect to any Shares except in compliance with the Securities Act and this Agreement.

(b) Each Stockholder agrees that it will not, directly or indirectly, make or solicit any Transfer of, or create, incur, solicit or assume any Encumbrance with respect to, any Shares held by such Stockholder other than any Transfer that is made in compliance with the procedures, and subject to the limitations, set forth in this Section 4. Notwithstanding the foregoing, the restrictions set forth in this Section 4 shall not apply to any Transfer to a Permitted Transferee, except that in all cases, no Transfer shall be made unless a Permitted Transferee agrees in a written instrument to be bound by the terms of this Agreement as if such Permitted Transferee were a signatory hereto. Further, notwithstanding anything to the contrary, Paresh Govan shall have the right to freely Transfer any Shares held by Paresh Govan to any Person without restrictions or consent from any other Stockholder.

(c) The Company shall affix to each certificate evidencing outstanding Shares that is issued to any Stockholder a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER

UNLESS SUCH TRANSFER IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH ACT DOES NOT APPLY.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDERS AGREEMENT DATED AS OF __________, 2025, AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.

(d) In the event that any Shares shall cease to be Restricted Shares, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Shares without the first paragraph of the legend required by Section 4.1(c) endorsed thereon. In the event that any Shares shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Shares without the second paragraph of the legend required by Section 4.1(c).

4.2 Right of First Refusal.

(a) In the event that a Stockholder (the "Offeror") receives a bona fide written offer (the "Purchase Offer") to purchase the Offeror's Shares from an independent Third Party dealing at arm's length with the Offeror which the Offeror desires to accept, the Offeror shall notify the Company and each of the other Stockholders in writing of the proposed transfer, setting forth the number of Shares to be transferred, the price per Share of the transfer, the terms and conditions of the Purchase Offer, the name and address of the proposed purchaser or transferee (the "Proposed Transferee") and stating that the Purchase Offer has been made by the Proposed Transferee in good faith, in an arm's length transaction, and that the Offeror intends to accept the Purchase Offer.

(b) The Company shall have 20 days from the receipt of such notice to advise the Offeror in writing whether it desires to purchase the Shares proposed to be transferred. If the Company shall timely signify a desire to purchase, the Company shall have the right and obligation to purchase all (but not less than all) of the Shares proposed to be transferred. The purchase price for the Shares being sold shall be the purchase price contained in Purchase Offer.

(c) If the Company fails to timely signify a desire to purchase such Shares or declines such offer, then, and in such event, the Class A Common Stockholders shall have 15 days from the day next following the 20th day after notice was given to the Company to advise the Offeror and the other Stockholders in writing whether they desire to purchase the Shares proposed to be transferred. If more than one Class A Common Stockholder shall timely signify a desire to purchase, each Class A Common Stockholder so signifying shall have the right and obligation (except as set forth below) to purchase that Stockholder's Pro Rata Number of the Shares proposed to be transferred. The purchase price for the Shares being sold shall be the purchase price contained in the Purchase Offer.

(d) If the Class A Common Stockholders fail to timely signify a desire to purchase such Shares or declines such offer, then, and in such event, the other Stockholders shall have 15 days from the day next following the 15th day after notice was given to the Class A Common Stockholders to advise the Offeror and the other Stockholders in writing whether they desire to purchase the Shares proposed to be transferred. If more than one Stockholder shall timely signify a desire to purchase, each

Stockholder so signifying shall have the right and obligation (except as set forth below) to purchase that Stockholder's Pro Rata Number of the Shares proposed to be transferred. The purchase price for the Shares being sold shall be the purchase price contained in the Purchase Offer.

(e) If neither the Company, the Class A Common Stockholders, or any Stockholder timely signifies a desire to purchase all such Shares, they may be transferred by the Offeror to the Proposed Transferee within 90 days after receipt by the other Stockholders of the aforementioned notice, provided, however, that such Shares are only sold or transferred upon the terms set forth in the Purchase Offer and in the notice to the Company and the Stockholders and, provided, further, that such Third Party so purchasing the Shares shall agree in writing to be bound by the terms of, and become a party to, this Agreement. After the expiration of such 90day period, the right of the Offeror to transfer shall terminate and the above procedure relative to offering such Shares to the Company and other Stockholders must be repeated before a transfer can be made.

(e) If the Company or the Stockholders elect to purchase hereunder, the Transfer shall be closed at the office of the Company at a time (during its ordinary business hours) fixed by the Company or the purchasing Stockholders, as the case may be, not more than 30 days after the date on which the notice of election is given. At the closing, the Offeror shall deliver to the Company or the purchasing Stockholder(s) in exchange for payment pursuant to the terms of the Purchase Offer by the Company or the purchasing Stockholder(s) (in cash or certified check drawn on a U.S. Bank) the certificates for the Shares being sold free and clear of all Encumbrances and duly endorsed for transfer with transfer tax stamps affixed, and such assignments, certificates of authority, tax releases, consents to transfer instruments, and evidence of the title of the selling Stockholder and of his compliance with this Agreement as may reasonably be required by counsel for the Company or the purchasing Stockholder(s).

(f) Anything in this Section 4.2 to the contrary notwithstanding, the provisions of this Section 4.2 will not be applicable to any Sale of Shares of Capital Stock pursuant to a Public Offering or to a Permitted Transferee.

4.3 Rights of Inclusion (Tag Along).

(a) No Stockholder shall, in any one transaction or any series of similar transactions, directly or indirectly Transfer to any Proposed Transferee or otherwise dispose of the Shares owned by the Stockholder (the "Tag Along Offeror") unless the terms and conditions of such Transfer to such Third Party shall include an offer to the other Stockholders, to include, at each other Stockholder's option, in the Transfer to the Proposed Transferee, each Stockholder's Pro Rata Number of the Shares covered by such disposition. If a Stockholder receives a Purchase Offer to purchase or otherwise acquire the Shares owned by the Tag Along Offeror, the Tag Along Offeror shall then cause the Purchase Offer to be reduced to writing (which writing shall include an offer to purchase or otherwise acquire Shares from the other Stockholders according to the terms and conditions of Section 4.3(b) below) and shall send written notice of the Purchase Offer (the "Inclusion Notice") to the other Stockholders. The Inclusion Notice shall be accompanied by a true and correct copy of the Purchase Offer. At any time within thirty (30) days after receipt of the Inclusion Notice, the other Stockholders may accept the offer included in the Inclusion Notice for up to such Stockholder's proportionate share by furnishing written notice of such acceptance to the Tag Along Offeror and delivering to the Tag Along Offeror the certificate or certificates representing the Shares to be sold or otherwise disposed of pursuant to the Purchase Offer (which certificate or certificates shall be held in escrow pending the consummation of the sale), together with a limited power-of-attorney authorizing the Tag Along Offeror to sell or otherwise dispose of such

Shares pursuant to the terms of the Purchase Offer.

(b) The purchase from the other Stockholders pursuant to this Section 4.3 shall be on the same terms and conditions, including the per Share price (which shall in all events be paid directly to each participating Stockholder by bank cashier's or certified check or by wire transfer of immediately available funds) and the date of Transfer, as are received by the Tag Along Offeror and stated in the Inclusion Notice provided to the participating Stockholders by the Tag Along Offeror; provided, however, that the participating Stockholders shall be under no obligation to make any representations or warranties or agree to any covenants or indemnification provisions in connection with such sale, except for such representations, warranties and covenants (and related indemnification) as shall specifically relate to each participating Stockholder individually.

(c) Simultaneously with the consummation of the Transfer of the Shares of the Tag Along Offeror and the participating Stockholders to the Proposed Transferee pursuant to the Purchase Offer, the Tag Along Offeror shall notify the other Stockholders of the consummation of the sale, shall cause the purchaser to remit directly to the participating Stockholders the total sales price of each participating Stockholder's Shares sold or otherwise disposed of pursuant thereto and the Tag Along Offeror shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by each participating Stockholder.

(d) If within thirty (30) days after the receipt of the Inclusion Notice, the other Stockholders have not accepted the offer contained in the Inclusion Notice, such non-participating Stockholders, if any, shall be deemed to have waived any and all rights with respect to the Transfer of the Shares described in the Inclusion Notice and the Tag Along Offeror shall have sixty (60) days after receipt of the Inclusion Notice in which to Transfer not more than the amount of Shares described in the Inclusion Notice, on terms not more favorable to the Offeror than were set forth in the Inclusion Notice. If the Transfer is not consummated within sixty (60) days, the Tag Along Offeror shall comply with the provisions of this Section 4.3 for all proposed future Transfers that are described in Section 4.3(a). If, at the end of ninety (90) days following the receipt of the Inclusion Notice, the Offeror has not completed the Transfer of his Shares and those of the participating Stockholders in accordance with the terms of the Purchase Offer, the Tag Along Offeror shall return all certificates of the participating Stockholders representing the Shares which such Stockholders delivered for Transfer pursuant to this Section 4.3, and all the restrictions on Transfer contained in this Agreement with respect to Shares owned by the Tag Along Offeror shall again be in effect.

(e) Anything in this Section 4.3 to the contrary notwithstanding, the provisions of this Section 4.3 will not be applicable to any Sale of Shares pursuant to a Public Offering or to a Permitted Transferee. Nothing in this Section 4.3 shall affect any of the obligations of each Stockholder under any other provision of this Agreement. In all cases, the procedures set forth in Section 4.2 shall be applicable prior to the procedures set forth in this Section 4.3.

4.4 Rights to Compel Sale (Drag Along).

(a) If one or more Stockholders propose to sell all of the Shares then owned them (the "Drag Along Offerors") to a Proposed Transferee in an arms-length transaction in which the consideration to be received for such Shares consists of cash and/or marketable securities having a value in excess of $10,000,000 and such Shares are in excess of fifty percent (50%) of the total Outstanding capital stock of the Company, then the Drag Along Offerors may require the other Stockholders to sell all of the Shares owned by such Stockholders (the "Designated Shares") to the

Proposed Transferee for the same consideration per Share and otherwise on the same terms and conditions upon which the Offeror is selling his Shares pursuant to the provisions set forth below.

(b) The Drag Along Offerors shall send written notice of the exercise of such rights pursuant to this Section 4.4 to the other Stockholders, setting forth the consideration per Share to be paid by the Proposed Transferee and the other terms and conditions of such transaction. Within twenty (20) days following the date of the notice, the other Stockholder's shall deliver to the Drag Along Offerors certificates representing the Designated Shares held by each such Stockholder duly endorsed, together with all other transfer documents reasonably required to be executed in connection with such transaction; provided, however, that the other Stockholders shall be under no obligation to make any representations or warranties or agree to any covenants or indemnification provisions in connection with such sale, except for such representations, warranties and covenants (and related indemnification) as shall specifically relate to each Stockholder individually. In the event that the other Stockholders should fail to deliver such certificates to the Drag Along Offeror, the Company shall cause the books and records of the Company to show that such Shares are bound by the provisions of this Section 4.4 and that such Shares shall be transferred only to the Proposed Transferee upon surrender for transfer by the holder thereof.

(c) If, within ninety (90) days after the Drag Along Offerors give such notice, the sale of all of the other Stockholders' Shares in accordance herewith has not been completed, the Drag Along Offerors shall return to the other Stockholders all certificates representing Shares that the other Stockholders delivered for sale, and all the restrictions on Transfer contained in the Agreement with respect to Shares owned by the Drag Along Offerors shall again be in effect.

(d) Simultaneously with the consummation of the sale of Shares of the Drag Along Offeror, the other Stockholders pursuant to this Section 4.4, the Drag Along Offerors shall notify the other Stockholders of the consummation of the sale, shall cause the purchaser to remit directly to the other Stockholders the total sales price of the other Stockholders' Shares sold or otherwise disposed of pursuant thereto and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by the other Stockholders.

(e) Anything in this Section 4.4 to the contrary notwithstanding, the provisions of this Section 4.4 will not be applicable to any Sale of shares of Capital Stock pursuant to a Public Offering or to a Permitted Transferee.

4.5 Rights of Conversion and Redemption.

(a) *Right of Conversion.* Each Stockholder having Preferred Shares shall have the right to convert such shares to Class B Common Stock on or after the third (3rd) anniversary of the issuance of the Preferred Shares by providing the Company with written notice of the exercise of such option fifteen (15) calendar days before such exercise is to be effective.

(b) *Right of Redemption.* The Company shall have the right, in whole or in part, at any time prior to any exercise by a Stockholder of the Right of Conversion referenced in Section 4.5(a) above, to redeem and purchase any Preferred Stock held by a Stockholder for an amount equal to that which was paid by such Stockholder for any Preferred Stock held by such Stockholder.

5. Miscellaneous.

(a) This Agreement shall apply to all shares of capital stock issued at any time, past, present, or future, and each Stockholder shall be required to execute a copy of this Agreement or

acknowledge in writing that he is bound by its terms, prior to delivery to such Stockholder of any such certificate and prior to him being deemed a Stockholder of the Company. The Company shall not be obligated to recognize any disposition or transfer of Shares until the corporation shall have ascertained that the same complies with the provisions of this Agreement and thereupon shall have recorded such transfer in its records and shall have issued new certificates for the subject Shares.

(b) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, including but not limited to that certain Term Sheet dated December 9, 2024 by and among the Stockholders hereto, and all undertakings, both written and oral, among the Company and the Stockholders with respect to the subject matter hereof, all of which are terminated in their entirety without liability to any party thereto.

(c) This Agreement shall have a term of ten (10) years with earlier termination upon any of the following events: (i) a Public Offering; (ii) any merger or consolidation of the Company with a Person in which the shareholders of the Company immediately before such Merger shall cease to own at least 50% of the surviving corporation's stock by vote or economic interest; or (iii) the consent of Stockholders holding at least a majority of the Class A Common Stockholders.

(d) No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default.

(e) If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

(f) Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Stockholders, their heirs, personal representatives, successors and assigns; provided, however, that nothing contained herein shall be construed as granting any Stockholder the right to transfer his or its Shares except as expressly provided in this Agreement, and no party shall be deemed a Stockholder hereunder after he or it ceases to own any Shares.

(g) The Section headings contained herein are for the purposes of convenience only and are not intended to define or limit the content of said Section.

(h) Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

(i) This Agreement shall be governed under the Laws of the State of Delaware.

(j) Any notice or communication hereunder, unless this Agreement specifically provides otherwise, shall be in writing and shall be deemed given when delivered personally, sent by overnight courier, or sent by certified or registered mail, postage prepaid, addressed to the party for whom it is intended at his or its residence or office first above-mentioned or at such other address as such party may by notice advise the other parties hereto.

(k) Any controversy hereunder shall be submitted to arbitration before the American Arbitration Association sitting in Atlanta, Georgia, pursuant to the rules thereof. Any award rendered thereunder shall be final and binding on the parties and judgement may be entered thereon in any court of competent jurisdiction.

(l) This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

FINE MULLIGANS, INC.

By:______________________________

Paresh Govan

President and Chief Executive Officer

____

Paresh Govan

____

Young Woo